Exhibit (c)(15)

   STRICTLY PRIVATE & CONFIDENTIAL  WORKING DRAFT FOR DISCUSSION  Proposal AssessmentGoldman Sachs & Co. LLCSeptember 2020  Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.  Project William

     STRICTLY PRIVATE & CONFIDENTIAL  2  WORKING DRAFT FOR DISCUSSION  Disclaimer  These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the senior management of the Recipient (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidenti

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William Proposal Assessment

INVESTMENT BANKING DIVISION

ILLUSTRATIVE DERIVATIVE COSTS | WORKING DRAFT FOR DISCUSSION

William Proposal

- **$32.00 per share, with + / - $2.00 collar** based on Non-Investment Grade Portfolio Performance between signing and closing
  - At $42.45 BVPS, implies **0.75x P/BV**
  - $2.00 downside stock price protection corresponds to **$40mm of Willam value (~20mm shares)**
  - Implies **$53mm of protection from book value deterioration due to investment losses**
  - $53mm represents ~3% of $1.8bn Non-Investment Grade Portfolio

Implications / Alternatives of Illustrative Collar for Consortium Proposal

- Latest Consortium Proposal: $27.00 per share, assuming $2.10 for Disaster Hedge

  Resultant gross price: $27.00 + $2.10 = ~**$29.10** (excl. unwind costs, reserve adjustments, higher capital charge, and deal fees / expenses)

- Value implications of introducing a $2.00 per share collar:

  A Buy an option slightly more out of the money, i.e., (23)% instead of (20)%. The (23)% put option might be as much as 20% cheaper than the (20)% put option

  Resultant gross price: $27.00 + ~$1.68 = ~**$28.68**

  B Sell a put spread from 0% to (3)% to monetize the value of the lower half of the collar and use that to subsidize the disaster put. Selling the put spread and buying the (20)% disaster put could be as much as 60% cheaper than the (20)% put option alone

  Resultant gross price: $27.00 + ~$0.84 = ~**$27.84**

  - Considerations:
    - Put spread is at the money so there is a high sensitivity to correlation assumptions. If equities go down but the BV does not, the Consortium will still have to pay out the put
    - Could potentially use combination of put spread on S&P and HYCDX
    - A sold put spread may introduce new collateral / margining requirements

- Other considerations:
  - **Determination of optimal hedge notional, e.g., gross vs. repositioned assets**
  - Impact of centering collar on current portfolio BV (vs. roll forward): if markets do not move, but William collects investment income in excess of defaults, claims, and expenses, the Consortium will end up paying a higher price solely due to passage of time, rather than any improvement in the portfolio
  - Impact of any unhedged currency risks (if any material assets / liabilities not in USD)

Source: William filings, William VDR documents, Verbal proposal from MS / William, Last Offer from Consortium, Summary of disaster hedge costs from Warburg. William BVPS as of 31-Aug per William Supplement.
Note: This material is for discussion purposes only, and does not purport to contain a comprehensive analysis of the risk/rewards of any idea or strategy herein.

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